Exhibit 10.1

Amendment to the Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is entered into by and between InVivo Therapeutics Holdings Corp. (the “Company”) and Richard Christopher (the “Executive”) and shall become effective as of November 17, 2022 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated December 24, 2018 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s Chief Financial Officer; and

WHEREAS, the Company wishes to amend certain terms of Executive’s Employment Agreement to extend Executive’s eligibility for the Company’s health insurance continuation benefits in the event of certain termination circumstances; and

WHEREAS, Executive has agreed to the amendments of the Employment Agreement set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement, effective as of the Effective Date:

1.	Section 4(b)(i) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“ (i)        If the Executive’s employment is terminated without Cause by the Company or by the Executive for Good Reason, in each case prior to, or more than 12 months following, a Change in Control (as defined in the Award Agreement), the  Company shall, in addition to paying the Accrued Obligations, (A) continue to pay the Executive, as severance, his salary as in effect on the Date of Termination, paid in accordance with the Company’s usual payroll practices, for a period of 12 months following the Date of Termination and (B) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, and if the Executive is eligible for and timely elects to continue receiving group health insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) the twelve (12) month anniversary of the Date of Termination, and (y) the date the Executive becomes eligible for coverage under a new employer’s group health plan, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.”

2.	Except as expressly modified herein, all terms of the Employment Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

INVIVO THERAPEUTICS HOLDINGS CORP.	EXECUTIVE:

/s/ Richard Toselli	/s/ Richard Christopher
Richard Toselli, M.D.	Richard Christopher
President and Chief Executive Officer

Date: November 17, 2022	Date: November 17, 2022

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